As filed with the Securities and Exchange Commission on September 26, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

The Joint Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	90-0544160 (I.R.S. Employer Identification No.)
16767 N. Perimeter Drive, Suite 110 Scottsdale, Arizona (Address of Principal Executive Offices)	85260 (Zip Code)

Restricted Stock Award with Sanjiv Razdan
Stock Option Agreement with Sanjiv Razdan
(Full title of the plan)

Sanjiv Razdan
President and Chief Executive Officer
16767 N. Perimeter Drive, Suite 110
Scottsdale, AZ 85260
(480) 245-5960
(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:
Katherine A. Beck, Esq.
Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 800
Phoenix, AZ 85016
(602) 445-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 76,118 shares of our common stock, par value $0.001 per share, that may be issued and/or sold upon (i) the vesting of 38,059 restricted shares and (ii) the vesting and exercise of 38,059 stock options to purchase shares of common stock, which restricted shares and stock options were granted to Sanjiv Razdan, our President and Chief Executive Officer and a director of our company, in October 2024 as an inducement material to his entry into employment with our company in accordance with Nasdaq Listing Rule 5635(c)(4).

This Registration Statement contains two parts. The first part contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales on a continuous or delayed basis of those shares referred to above that constitute “restricted securities” or “control securities,” within the meaning of Form S-8, by Mr. Razdan, as more fully set forth therein. The second part contains information required to be set forth in the Registration Statement pursuant to Part II of Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

REOFFER PROSPECTUS

THE JOINT CORP.

76,118 Shares of Common Stock

This Reoffer Prospectus (this “Prospectus”) relates to the offer and sale from time to time by the selling stockholder named in this Prospectus (the “Selling Stockholder”), or his permitted transferee, of an aggregate of 76,118 shares of our common stock, par value $0.001 per share (the “Shares”). This Prospectus covers shares of common stock issued or issuable to the Selling Stockholder pursuant to awards of restricted shares and non-qualified stock options (“Inducement Awards”) that were granted to such Selling Stockholder pursuant to that certain (i) Restricted Stock Award (Inducement Award), dated as of October 14, 2024, by and between us and Sanjiv Razdan (the “Restricted Stock Agreement”); and (ii) Stock Option Agreement (Nonstatutory Stock Option Inducement Award), dated as of October 14, 2024, by and between us and Sanjiv Razdan (the “Stock Option Agreement,” and together with the Restricted Stock Agreement, the “Agreements”).

Specifically, this Prospectus covers an aggregate of 76,118 Shares, which includes (i) 38,059 Shares that were issued under the Restricted Stock Agreement, and (ii) 38,059 Shares that are issuable upon the vesting and exercise of stock options that were granted under the Stock Option Agreement. We are not offering any shares of common stock and will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholder pursuant to this Prospectus. The Selling Stockholder is an executive officer and a director of our company and may be considered an “affiliate” of our company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

Subject to the satisfaction of any conditions to vesting of, or exercise of options relating to, the Shares offered hereby pursuant to the terms of the relevant Agreements, and subject to any applicable restrictions, the Selling Stockholder may from time to time sell, transfer or otherwise dispose of any or all of the Shares covered by this Prospectus through underwriters or dealers, directly to a purchaser, or through broker-dealers or agents. If underwriters or dealers are used to sell the Shares, we will name them and describe their compensation in a prospectus supplement. The Shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Stockholder may offer the Shares for sale. The Selling Stockholder may sell any, all or none of the Shares offered by this Prospectus. See “Plan of Distribution” beginning on page 8 for more information about how the Selling Stockholder may sell or dispose of the Shares covered by this Prospectus. The Selling Stockholder will bear all sales commissions and similar expenses. We will bear all expenses of registration incurred in connection with this offering, including any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholder.

Our common stock is listed on the Nasdaq Capital Market under the symbol “JYNT.” On September 25, 2025, the last reported sales price of our common stock on the Nasdaq Capital Market was $9.85 per share.

Shares that are issued pursuant to the Inducement Awards granted to Mr. Razdan will be “control securities” under the Securities Act before their sale under this Prospectus. This Prospectus has been prepared for the purposes of registering the Shares under the Securities Act to allow for future sales by the Selling Stockholder on a continuous or delayed basis to the public without restriction, provided that the amount of Shares to be offered or resold under this Prospectus by the Selling Stockholder or any other person with whom such person is acting in concert for the purpose of selling Shares, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 3 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 26, 2025.

_______________________________________

You should rely only on the information contained in this Prospectus or in any accompanying prospectus supplement by us or on our behalf. No person is authorized to give any information or represent anything not contained or incorporated by reference in this Prospectus or any prospectus supplement. This Prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this Prospectus or any prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition and results of operations may have changed since that date.

Unless the context otherwise requires, all references in this Prospectus to “we,” “us,” “our” or “our company” refer to The Joint Corp., its variable interest entities (“VIEs”) and its wholly owned subsidiary, The Joint Corporate Unit No. 1, LLC, collectively.

THE COMPANY

We are a rapidly growing franchisor and operator of chiropractic clinics that uses a private pay, non-insurance, cash-based model. We seek to be the leading provider of chiropractic care in the markets we serve and to become the most recognized brand in our industry. We delivered over 14.7 million patient visits in 2024, up from 13.6 million patient visits in 2023, generating over $530.3 million and $488.0 million of system-wide sales, respectively, across our highly franchised network. We will continue the rapid and franchise focused expansion of chiropractic clinics in key markets throughout North America and potentially abroad. We strive to accomplish our mission by making quality care readily available and affordable in a retail setting. We have created a growing network of modern, consumer-friendly chiropractic clinics operated or managed by franchisees and by us that employ licensed chiropractors. Our model enables us to price our services below most competitors’ pricing for similar services and below most insurance co-payment levels (i.e., below the patient co-payment required for an insurance-covered service).

Since acquiring the predecessor to our company in March 2010, we have grown our enterprise from eight to 967 clinics in operation as of December 31, 2024, with an additional 92 franchise licenses sold but not yet developed across our network, and 53 letters of intent for 53 future clinic licenses. As of December 31, 2024, our franchisees owned or managed 842 clinics, and we owned or managed 125 clinics. After evaluating options for improvement, during 2023 the board authorized management to initiate a plan to refranchise or sell the majority of our company-owned or managed clinics. During the third quarter of 2024, the Company expanded the refranchising plan to include the full portfolio of our company-owned or managed clinics, marketing the clinics in large clusters grouped by geographic territory. As of June 30, 2025, our franchisees owned or managed 885 clinics, and we owned or managed 82 clinics. Our future growth strategy will focus on accelerating the development of our franchise base through the sale of additional franchises and through the continued support of our robust regional developer network. We collect a royalty of 7.0% of gross sales from franchised clinics. We remit a 3.0% royalty to our regional developers on the gross sales of franchises opened within certain regional developer protected territories. We also collect a national marketing fee of 2.0% of gross sales of all franchised clinics. We receive an initial franchise fee of $39,900 for each franchise we sell directly and offer a veterans discount, as well as a discount for purchase of multiple location franchises. If a franchisee purchases additional franchise licenses, the initial franchise fee is reduced by $10,000 per additional license. For each franchise sold through our network of regional developers, the regional developer typically receives up to 50% of the respective franchise fee.

We deliver convenient, appointment-free chiropractic adjustments in an inviting, open bay environment at prices that are approximately 52% lower than the average industry cost for comparable procedures offered by traditional chiropractors, according to 2024 industry data from Chiropractic Economics. In support of our mission to offer quality, affordable and convenient care to our patients, our clinics offer a variety of customizable membership and wellness treatment plans, which provide additional value pricing as compared with our single-visit pricing schedules. These flexible plans are designed to attract patients and encourage repeat visits and routine usage as part of an overall health and wellness program.

As of June 30, 2025, we had 967 franchised or company-owned or managed clinics in operation in 42 states and the District of Columbia. The map below shows the states in which we or our franchisees manage or operate clinics and the number of clinics open in each state or district as of June 30, 2025.

WA 20
OR 9
MT 1
ND
MN 11
ID 10
WY
SD
WI 13
MI 9
NY 5
VT
ME
NH 3
MA 5
RI
CT 1
NJ 3
DE
MD 12
DC 2
PA 4
IA 5
NE 2
NV 16
UT 24
CO 33
CA 78 | 57
KS 8
MO 22
IL 20
IN 13
OH 20
WV 1
VA 18 | 7
KY 9
NC 28 | 13
TN 32
SC 23 | 2
OK 12
AR 10
AZ 49
NM 7
GA 54 | 3
MS 4
AL 16
TX 177
LA 8
FL 84
AK 2
HI
Franchised Clinics
Corporate Clinics
Regional Developer (RD) Present
No Regional Developer (RD) Present

Our retail locations have been selected to be visible, accessible and convenient. We offer a welcoming, consumer-friendly experience that attempts to redefine the chiropractic doctor/patient relationship. Our clinics are open longer hours than many of our competitors, including weekend days, and our patients do not need appointments. We accept cash or major credit cards in return for our services. We do not accept insurance and do not provide Medicare covered services. We believe that our approach, especially our commitment to affordable pricing and our ready service delivery model, will attract existing consumers of chiropractic services and will also appeal to the growing market of consumers who seek alternative or non-invasive wellness care, but have not yet tried chiropractic. According to our patient survey conducted in 2024 by WestGroup Research, 36% of our new patients had never tried chiropractic care before they came to The Joint. This is also an increase from 16% from the same survey in 2013, demonstrating our continued impact on the chiropractic market and offering validation to our thesis that we are a key driver in expanding the overall market for chiropractic.

Our patients arrive at our clinics without appointments at times convenient to their schedules. Once a patient has joined our system and is returning for treatment, they simply swipe their membership card at a card reader at the reception desk to announce their arrival. The patient is then escorted to our open adjustment area, where they are required to remove only their outerwear to receive their adjustment. Each patient’s records are digitally updated for retrieval in our proprietary data storage system by our chiropractors in compliance with all applicable medical records security and privacy regulations. The adjustment process, administered by a licensed chiropractor, takes approximately 15 - 20 minutes on average for a new patient and 5 - 7 minutes on average for a returning patient.

Our consumer-focused service model targets the non-acute treatment market, which is part of the $20.6 billion chiropractic services market, according to an IBIS market research report in September 2024. As our model does not focus on the treatment of severe or acute injury, we do not provide expensive and invasive diagnostic tools such as MRIs and X-rays. Instead, we refer those with severe or acute symptoms to alternate healthcare providers, including traditional chiropractors.

We were incorporated in Delaware. Our principle executive officers are located at 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260, and our telephone number is 480-245-5960. Our website address is www.thejoint.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Prospectus, and you should not consider information on our website to be part of this Prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2025, which are incorporated by reference herein, and subsequent reports filed with the Commission, together with the financial and other information contained or incorporated by reference in this Prospectus. If any of the risks actually occur, our business, results of operations, financial condition and prospects could be harmed. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this Prospectus contains forward-looking statements and information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, included or incorporated in this Prospectus could be deemed forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “intend,” “seek,” “strive,” or the negative of these terms, “mission,” “goal,” “objective” or “strategy,” or other comparable terminology. All forward-looking statements in this Prospectus are made based on our current expectations, forecasts, estimates and assumptions, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements. In evaluating these statements, you should specifically consider various factors, uncertainties and risks that could affect our future results or operations as described from time to time in our reports filed with the Commission, including those risks outlined under the section titled “Risk Factors” in this Prospectus. These factors, uncertainties and risks may cause our actual results to differ materially from any forward-looking statement set forth in this Prospectus. You should carefully consider the trends, risks and uncertainties described below and other information in this Prospectus and subsequent reports filed with or furnished to the Commission before making any investment decision with respect to our securities. We undertake no obligation to update or revise publicly any forward-looking statements, other than in accordance with legal and regulatory obligations. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

The specific forward-looking statements in this Prospectus include the following:
•our belief that we are a rapidly growing franchisor and operator of chiropractic clinics;
•that we seek to be the leading provider of chiropractic care in the markets we serve and to become the most recognized brand in our industry;
•our belief that we will continue the rapid and franchise focused expansion of chiropractic clinics in key markets throughout North America and potentially abroad;
•that we strive to accomplish our mission by making quality care readily available and affordable in a retail setting;
•our belief that our model enables us to price our services below most competitors’ pricing for similar services and below most insurance co-payment levels (i.e., below the patient co-payment required for an insurance-covered service);
•our future growth strategy will focus on accelerating the development of our franchise base through the sale of additional franchises and through the continued support of our robust regional developer network;
•our belief that in support of our mission to offer quality, affordable and convenient care to our patients, our clinics offer a variety of customizable membership and wellness treatment plans, which provide additional value pricing as compared with our single-visit pricing schedules and that these flexible plans are designed to attract patients and encourage repeat visits and routine usage as part of an overall health and wellness program;
•our belief that our approach, especially our commitment to affordable pricing and our ready service delivery model, will attract existing consumers of chiropractic services and will also appeal to the growing market of consumers who seek alternative or non-invasive wellness care, but have not yet tried chiropractic;
•our belief of our continued impact on the chiropractic market;
•our thesis that we are a key driver in expanding the overall market for chiropractic; and
•our belief that our consumer-focused service model targets the non-acute treatment market.

Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following:

•the nationwide labor shortage has negatively impacted our ability to recruit chiropractors and other qualified personnel, which may limit our growth strategy, and the measures we have taken in response to the labor shortage have reduced our net revenues;
•inflation has led to increased labor costs and interest rates and may lead to reduced discretionary spending, all of which may negatively impact our business;
•we may not be able to successfully implement our growth strategy if we or our franchisees are unable to locate and secure appropriate sites for clinic locations, obtain favorable lease terms and attract patients to our clinics;
•we have restated our prior consolidated financial statements, which may lead to additional risks and uncertainties, including loss of investor confidence and negative impacts on our stock price;
•we have limited experience operating company-owned or managed clinics in those geographic areas where we currently have few or no clinics, and we may not be able to duplicate the success of some of our franchisees;
•short-selling strategies and negative opinions posted on the internet may drive down the market price of our common stock and could result in class action lawsuits;
•we have identified material weaknesses in our internal controls over financial reporting, and we may fail to remediate material weaknesses in our internal controls over financial reporting or may otherwise be unable to maintain an effective system of internal control over financial reporting, which might negatively impact our ability to accurately report our financial results, prevent fraud or maintain investor confidence;
•we may fail to successfully design and maintain our proprietary and third-party management information systems or implement new systems;
•we may fail to properly maintain the integrity of our data or to strategically implement, upgrade or consolidate existing information systems;
•we may not be able to continue to sell franchises to qualified franchisees, and our franchisees may not succeed in developing profitable territories and clinics;
•new clinics may not reach the point of profitability, and we may not be able to maintain or improve revenues and franchise fees from existing franchised clinics;
•the chiropractic industry is highly competitive, with many well-established independent competitors, which could prevent us from increasing our market share or result in reduction in our market share;
•state administrative actions and rulings regarding the corporate practice of chiropractic may jeopardize our business model;
•expected new federal regulations and state laws and regulations regarding joint employer responsibility could negatively impact the franchise business model, increasing our potential liability for employment law violations by our franchisees and the likelihood that we may be required to participate in collective bargaining with our franchisees’ employees;
•an increased regulatory focus on the establishment of fair franchise practices could increase our risk of liability in disputes with franchisees and the risk of enforcement actions and penalties;
•negative publicity or damage to our reputation, which could arise from concerns expressed by opponents of chiropractic and by chiropractors operating under traditional service models, could adversely impact our operations and financial position;
•our IT security systems and those of our third-party service providers (as recently experienced by one of our marketing vendors) may be breached, and we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain patients; and
•legislation and regulations, as well as new medical procedures and techniques, could reduce or eliminate our competitive advantages.

Additionally, there may be other risks that are otherwise described from time to time in the reports that we file with the Commission. Any forward-looking statements in this Prospectus should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholder. All proceeds from the sale of the Shares will be for the account of the Selling Stockholder, as described below. See the sections titled “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The table below sets forth information regarding beneficial ownership of our common stock as of September 26, 2025, as adjusted to reflect the common stock that may be sold from time to time pursuant to this Prospectus for the Selling Stockholder, as identified in the table. We will not receive any proceeds from the resale of the Shares by the Selling Stockholder.

The Shares offered by the Selling Stockholder hereunder include an aggregate of 76,118 Shares, which includes: (i) 38,059 Shares that were issued under the Restricted Stock Agreement, and (ii) 38,059 Shares that are issuable upon the vesting and exercise of stock options that were granted under the Stock Option Agreement. Each of these awards was granted to the Selling Stockholder as an inducement material to such recipient’s entry into employment with our company in accordance with Nasdaq Listing Rule 5635(c)(4)

Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 15,264,579 shares of common stock outstanding as of the date of this Prospectus (including the 76,118 Shares issued or issuable under the Agreements and being registered for resale pursuant to the Registration Statement of which this Prospectus forms a part), and generally includes voting or investment power with respect to securities. Options to purchase shares of common stock that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such restricted stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person.

Unless otherwise indicated below, the address of the Selling Stockholder listed below is c/o The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260. Unless otherwise indicated below, to our knowledge, the Selling Stockholder listed below has sole voting and dispositive power with respect to all such shares that he beneficially owns, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered (1)	Shares Beneficially Owned After the Offering (2)
Selling Stockholder	Shares	Percentage	Shares	Shares	Percentage
Sanjiv Razdan	127,091 (3)	*	76,118	50,973	*

________
* Less than 1%.

(1) Reflects Shares offered under this Prospectus.
(2) Assumes that all of the Shares held by the Selling Stockholder and being offered under this Prospectus are sold, and that the Selling Stockholder will not acquire additional shares of common stock before the completion of this offering.
(3) Includes (i) 89,032 restricted shares, and (ii) 38,059 shares issuable upon the vesting and exercise of stock options.

PLAN OF DISTRIBUTION

The purpose of this Prospectus is to permit the Selling Stockholder, if he desires, to offer for sale and sell the Shares he acquired or will acquire pursuant to the vesting of restricted shares and stock options issued under the Agreements at such times and at such places as the Selling Stockholder chooses.

The decision to sell any Shares is within the discretion of the holder thereof, subject generally to our policies affecting the timing and manner of sale of common stock by certain individuals. There can be no assurance that any Shares will be sold by the Selling Stockholder.

Sales of Shares by the Selling Stockholder may be effected from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq Capital Market, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares, through settlement of short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at fixed prices (which may be changed) or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholder.

The Selling Stockholder may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Stockholder and any broker-dealers that act in connection with the sale of Shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Capital Market pursuant to Rule 153 under the Securities Act.

The Selling Stockholder and any other person participating in the sale of the Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular Shares being distributed. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

The Selling Stockholder also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

LEGAL MATTERS

The validity of the Shares being offered hereby has been passed upon by Greenberg Traurig, LLP, Phoenix, Arizona.

EXPERTS

Our consolidated financial statements as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which we have filed with the Commission, are incorporated by reference in this Prospectus:
(a)Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 14, 2025, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the Commission on August 12, 2025;
(b)Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 9, 2025, as amended by our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2025, filed with the Commission on August 12, 2025;
(c)Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on August 12, 2025;
(d)Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 8, 2025;
(e)Current Reports on Form 8-K filed with the Commission on March 13, 2025, May 22, 2025, June 5, 2025, June 10, 2025, June 27, 2025, July 7, 2025, July 30, 2025 and August 27, 2025, but only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act; and
(f)The description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 6, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portion of those documents that has been “furnished” to the Commission but not “filed” for purposes of the Exchange Act) after the date of this Prospectus, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Commission. Our filings are available to the public over the Internet at the Commission’s website at www.sec.gov. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.thejoint.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Information contained on our website is not part of this Prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus but not delivered with the Prospectus other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for documents should be directed to our Corporate Secretary at 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement the following documents previously filed by us with the Commission:
(a)Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 14, 2025, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the Commission on August 12, 2025;
(b)Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 9, 2025, as amended by our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2025, filed with the Commission on August 12, 2025;
(c)Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on August 12, 2025;
(d)Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 8, 2025;
(e)Current Reports on Form 8-K filed with the Commission on March 13, 2025, May 22, 2025, June 5, 2025, June 10, 2025, June 27, 2025, July 7, 2025, July 30, 2025 and August 27, 2025, but only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act; and
(f)The description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 6, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, (excluding any portion of those documents that has been “furnished” to the Commission but not “filed” for purposes of the Exchange Act) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
We are incorporated under the laws of the state of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended and restated certificate of incorporation (as amended, our “Certificate of Incorporation”) eliminates the personal liability of our directors to the fullest extent permitted by law. If a director were to breach his or her fiduciary duty of care, neither we nor our stockholders could recover monetary damages from the director, and the only course of action available to the stockholders would be equitable remedies, such as an action to enjoin or rescind the transaction or event involving the breach of the fiduciary duty of care. To the extent that claims against directors are thereby limited to equitable remedies, this provision of our Certificate of Incorporation may reduce the likelihood of derivative litigation against its directors for the breach of their fiduciary duty of care. In addition, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the action in question by the board of directors, this remedy would be ineffective if the stockholder does not become aware of the transaction or event until after it has been completed. In this situation, the stockholder would not have an effective remedy against the directors.

Our Certificate of Incorporation and fourth amended and restated bylaws (as amended, our “Bylaws”) provide that we will indemnify our directors and officers to the fullest extent permitted by law. Our Bylaws also require us to advance the litigation expenses of a director or officer upon receipt of his or her written undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.

In addition, our Bylaws permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions, and we have acquired directors’ and officers’ liability insurance. By reason of this insurance, our directors and officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at our request.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The following exhibits are incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Greenberg Traurig, LLP
10.1	Restricted Stock Award, dated as of October 14, 2024, by and between The Joint Corp. and Sanjiv Razdan (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on October 15, 2025)
10.2	Stock Option Agreement, dated as of October 14, 2024, by and between the The Joint Corp. and Sanjiv Razdan (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on October 15, 2025)
23.1	Consent of BDO USA, P.C., independent registered public accounting firm
23.2	Consent of Greenberg Traurig (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107	Filing Fee Table

Item 9.	Undertakings.
A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 26, 2025.

THE JOINT CORP.

By:	/s/ Sanjiv Razdan
Sanjiv Razdan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sanjiv Razdan and Scott J. Bowman, or each of them, as his or her attorney-in-fact, each with full power of substitution and resubstitution, to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorneys, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sanjiv Razdan	President, Chief Executive Officer and Director	September 26, 2025
Sanjiv Razdan	(Principal Executive Officer) and Director

/s/ Scott J. Bowman	Chief Financial Officer	September 26, 2025
Scott J. Bowman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Matthew E. Rubel	Lead Director	September 26, 2025
Matthew E. Rubel

/s/ Ronald V. DaVella	Director	September 26, 2025
Ronald V. DaVella

/s/ Suzanne M. Decker	Director	September 26, 2025
Suzanne M. Decker

/s/ Jefferson Gramm	Director	September 26, 2025
Jefferson Gramm

/s/ Christopher M. Grandpre	Director	September 26, 2025
Christopher M. Grandpre

/s/ Abe Hong	Director	September 26, 2025
Abe Hong

/s/ Sandi Karrmann	Director	September 26, 2025
Sandi Karrmann